Where Food Comes From, Inc., 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
May 5, 2016	OTCQB: WFCF

Where Food Comes From, Inc. Reports Revenue and Earnings Growth for 2016 First Quarter

Revenue up 18% year over year to $2.4 million from $2.1 million

Net income up 59% year over year to $87,200 from $54,800; eighth consecutive profitable quarter

Net cash generated from operations up 84% to $734,400 from $398,600

Strong balance sheet: $4.3 million cash and cash equivalents; 4.4:1 current ratio

CASTLE ROCK, Colo. – May 5, 2016 – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced results for its first quarter ended March 31, 2016.

First Quarter Results

First quarter revenue increased 18% to $2,445,800 from revenue of $2,081,300 in the same quarter last year. Verification services revenue increased 21% to $2,147,400 from $1,774,200 due to the addition of new customers and new verification service offerings. Product revenue (cattle identification tags) decreased 3% to $271,100 from $279,800. Other revenue was essentially flat at $27,300.

Gross profit in the first quarter increased 25% to $1,207,100 from $963,300 year over year. Gross margin in the first quarter improved to 49% from 46%. Selling, general and administrative expense as a percent of revenue improved to 45% in the first quarter from 46% in the same quarter last year.

Income from operations in the first quarter increased 746% to $104,000 from $12,300 in the same quarter last year. Net income attributable to Where Food Comes From, Inc. increased to $87,200, or less than one cent per share, compared to $54,800, or less than one cent per share, in the same quarter a year ago.

Net cash generated from operations increased 84% to $734,400 in the first quarter of 2016 from $398,600 in the prior year.

The Company’s cash and cash equivalents balance at March 31, 2016, increased to $4,348,500 from $3,781,400 at 2015 year-end. Working capital remained strong at $4.3 million.

“We are pleased with our first quarter performance, which was highlighted by continued revenue growth, our eighth consecutive profitable quarter and the generation of more than $734,000 in cash from operations,” said John Saunders, chairman and CEO. “Our gross margin in the first quarter grew by 300 basis points year over year and our gross profit grew at a faster rate than overall revenue. These achievements reflect the scalability of our business and the benefits of audit bundling, which enables us to reduce costs to the customer by completing multiple audits during a single site visit.

“Audit bundling represents a powerful differentiating competitive advantage for Where Food Comes From,” Saunders added. “We have far and away the largest verification portfolio – more than 30 certifications in all – so in addition to affording us revenue and margin advantages, our bundled services capability offers ranchers and farmers the convenience and cost benefits of hiring one verifier to complete multiple audits in a single visit versus the costly and time-consuming alternative of hiring several verifiers for multiple site visits. Our bundled audits are increasingly including non-GMO Project verifications, reflecting the tremendous growth of that segment of food verifications based on consumer interest in knowing what goes into their food.”

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13635397

Phone replay:

A telephone replay of the conference call will be available through May 19, 2016, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13635397

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America's trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, and Sterling Solutions units. In addition, the Company's Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education.

Visit www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; the Company’s ability to establish and sustain a competitive advantage and to continue producing financial results similar to those described in this press release; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the first quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income (Loss)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues
Service revenue	$2,147,402	$1,774,152
Product sales	271,075	279,804
Other revenue	27,275	27,345
Total revenue	2,445,752	2,081,301
Costs of revenue
Labor and other costs of services	1,109,138	956,039
Costs of products	129,499	161,979
Total costs of revenue	1,238,637	1,118,018
Gross profit	1,207,115	963,283
Selling, general and administrative expenses	1,103,162	950,999
Income from operations	103,953	12,284
Other expense (income):
Interest expense	295	456
Other income, net	(1,932)	3,004
Income before income taxes	105,590	8,824
Income tax expense	49,950	35,150
Net income (loss)	55,640	(26,326)
Net loss attributable to non-controlling interest	31,605	81,173
Net income attributable to Where Food Comes From, Inc.	$87,245	$54,847
Net income per share:
Basic	*	*
Diluted	*	*
Weighted average number of common shares outstanding:
Basic	23,753,000	23,755,990
Diluted	23,904,880	23,966,436

* Less than a penny ($0.01) per share

Where Food Comes From, Inc.

Balance Sheets

	March 31,	December 31,
	2016	2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$4,348,464	$3,781,397
Accounts receivable, net	1,029,610	1,110,052
Prepaid expenses and other current assets	178,129	154,912
Total current assets	5,556,203	5,046,361
Property and equipment, net	134,091	157,950
Intangible and other assets, net	1,721,432	1,760,199
Goodwill	1,279,762	1,279,762
Deferred tax assets	181,502	231,452
Total assets	$8,872,990	$8,475,724

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$359,038	$417,836
Accrued expenses and other current liabilities	178,745	92,574
Customer deposits	112,208	77,784
Deferred revenue	609,650	194,087
Short-term debt and current portion of notes payable	7,955	7,846
Current portion of capital lease obligations	4,695	4,634
Total current liabilities	1,272,291	794,761
Capital lease obligations, net of current portion	579	1,776
Notes payable and other long-term debt, net	6,326	8,365
Total liabilities	1,279,196	804,902
Contingently redeemable non-controlling interest	—	936,370
Stockholders’ equity:
Common stock	23,935	23,822
Additional paid-in capital	8,232,313	7,446,634
Treasury stock	(191,611)	(177,916)
Accumulated deficit	(470,843)	(558,088)
Total Equity	7,593,794	6,734,452
Total liabilities and stockholders’ equity	$8,872,990	$8,475,724